Exhibit 10.6

AWARD AGREEMENT

PLx Pharma Inc. 2015 Omnibus Incentive Plan

Incentive Stock Option

This Award Agreement (this “Agreement”) is entered into between PLx Pharma Inc., a Delaware corporation (“Company”), and Participant pursuant to the terms of the PLx Pharma Inc. 2015 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”). As used herein, “Participant” means [_____________], an Employee of Company. Capitalized terms used in this Agreement but not otherwise defined in this Agreement have the meanings set forth in the Plan.

1.          Grant of Stock Option. Company grants to Participant an Incentive Stock Option (the “Stock Option”) on «Grant_Date» (“Date of Grant”) to purchase up to «Share_Number» shares of Common Stock (the “Shares”) in accordance with the terms of this Agreement and the Plan, including, without limitation, Section 6.2(a)(vii) of the Plan. The Shares, when issued to Participant upon the exercise of the Stock Option, will be fully paid and non-assessable.

2.          Purchase Price. The Option Price of the Shares will be «Option_Price» per Share, which represents the Fair Market Value on the Date of Grant, or in the event that Participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (“10% Shareholder”), 110% of Fair Market Value on Date of Grant.

3.          Term of Award. The Award Period during which the Stock Option is in effect will commence on the Date of Grant and end on the tenth anniversary (or, in the case of a 10% Shareholder, the fifth anniversary) of the Date of Grant, unless the Stock Option otherwise terminates or is forfeited under the terms of the Plan or this Agreement prior to the expiration of the Award Period, including, without limitation, in connection with Participant’s termination of service as an Employee as provided under Section 5 of this Agreement.

4.          Exercise of Stock Option. No portion of the Stock Option may be exercised prior to «Vest_Date_Period_1» and may only be exercised to the extent the Shares under the Stock Option had vested in accordance with the schedule below. Subject to the provisions of the Plan relating to suspension or termination from the Plan or the provisions of forfeiture and lapsing of the Stock Option upon a termination of service as described in Section 5 of this Agreement, the Shares under the Stock Option will be available for exercise in the following increments, provided Participant has continually remained an «Status» through such dates: «Shares_Period_1» shares vest on «Vest_Date_Period_1»; «Shares_Period_2» shares vest on «Vest_Date_Period_2»; and «Shares_Period_3» shares vest on «Vest_Date_Period_3».

The Stock Option must be exercised in accordance with the Plan and administrative regulations established by the Committee by delivering to the Company’s principal business office: (1) an Exercise Notice in the form approved by the Committee that designates the Exercise Date and the number of Shares under the Stock Option to be exercised and (2) full payment for the total Option Price of the Shares to be exercised on the Exercise Date. Failure to exercise the Stock Option in accordance with the Plan and the regulations established by the Committee shall render such exercise ineffective. In the event of any failure by Participant to pay for the number of Shares specified in the Exercise Notice on the Exercise Date, the exercise of the Stock Option with respect to such number of Shares will be treated as if it had never been made.

If any law or regulation requires Company to take any action with respect to the Shares specified in the Exercise Notice, then the date of delivery of the Shares against payment will be extended for the period necessary to take such action.

5.          Termination of Service. The terms and conditions applicable to the Stock Option in the event of a termination of service with the Company or its Subsidiaries will be as follows:

(a)          Involuntary Termination Not for Cause or Voluntary Termination by Participant. If Participant’s employment is terminated for any reason other than as described in Sections 5(b), (c) and (d) below: (i) the portion of this Stock Option that has not vested on or prior to such date of termination shall automatically lapse and be forfeited, and (ii) the portion of this Stock Option that has vested but has not been exercised shall automatically lapse and be forfeited at the close of business on the 90th day following that date of Participant’s termination, unless the Stock Option expires earlier according to its terms.

(b)          Involuntary Termination for Cause. If Participant’s employment is involuntarily terminated by the Company for Cause: (i) the portion of any Stock Option that has not vested on or prior to such date of termination shall automatically lapse and be forfeited, and (ii) the portion of this Stock Option that has vested but has not been exercised shall automatically lapse and be forfeited at the close of business on the date of Participant’s termination.

(c)          Death or Disability. If Participant’s employment is terminated through death or Disability, (i) the portion of this Stock Option that has not vested on or prior to such date of termination shall automatically lapse and be forfeited, and (ii) the portion of this Stock Option that has vested but has not been exercised shall automatically lapse and be forfeited one year following the date of termination, unless the Stock Option expires earlier according to its terms.

(d)          Termination in Connection with a Change in Control. Notwithstanding anything to the contrary set forth in this Agreement, in the event this Stock Option is assigned by a successor corporation or otherwise survives a Change in Control, upon the involuntary termination of Participant’s employment by the successor corporation or employer for any reason other than for Cause before the first anniversary of the effective date of a Change in Control, this Stock Option shall fully vest immediately on the date of termination and become exercisable and remain exercisable for 90 days following the date of termination unless the Stock Option expires earlier according to its terms.

6.          Change in Control. In addition to the rights provided under Section 5(d), unless otherwise specifically prohibited under applicable laws, or by any applicable rules or regulations of any governmental agency or authority or national securities exchange on which any shares of Company’s capital stock is then listed or traded, the Committee may, in its sole discretion, at any time prior to, coincident with, or after the time of a Change in Control, take one of the following actions:

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(a)	provide for the acceleration of any time periods, or the waiver of any other conditions, relating to the vesting or exercise of the Stock Option if Participant’s employment has been terminated as a result of a Change in Control so that the Stock Option may be vested or exercised in full on or before a date fixed by the Committee, and in connection therewith the Committee may provide for an extended period to exercise Stock Option (not to exceed the original term);

(b)	provide for the purchase of the Stock Option from Participant if Participant’s employment has been terminated from and after a Change in Control, upon Participant’s request, for an amount of cash equal to the amount that would have been obtained upon the exercise of the Stock Option had such Stock Option been currently exercisable or payable at the effective time of such Change in Control; or

(c)	cause the Stock Option to be assumed, or replaced with a substantially similar award by the surviving corporation in the transaction resulting in such Change in Control.

7.           Plan Incorporated by Reference. The Plan is incorporated herein, and by this reference, is made a part hereof for all purposes.

8.           Limitation of Rights of Participant. Participant will have no rights with respect to any Shares not expressly conferred by the Plan or this Agreement.

9.           No Assignment. This Agreement and the Stock Option granted hereunder are of a personal nature and Participant’s rights with respect hereto and thereto may not be sold, mortgaged, pledged, assigned, transferred, conveyed or disposed of in any manner by Participant and may not be exercised by any person, other than Participant, except as expressly permitted under the Plan. Any such attempted sale, mortgage, pledge, assignment, transfer, conveyance, disposition or exercise will be void, and Company will not be bound thereby.

10.        Successors. This Agreement is binding upon any successors of Company and the heirs, successors and legal representatives of Participant.

11.        Direct Registration. Participant agrees that in lieu of stock certificates, any Shares issuable in connection with the exercise of the Stock Option may be issued in uncertificated form in accordance with existing procedures of the Company and its stock transfer agent.

12.        Section 409A. This Agreement and the Award evidenced hereby are intended to be exempt from, or otherwise comply with, Section 409A of the Code and the final regulations promulgated thereunder in all respects and shall be interpreted and administered in such a manner. If necessary in order to ensure such compliance, this Agreement may be reformed consistent with guidance issued by the Internal Revenue Service. In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on Participant under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

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13.        Definitions. For the purposes of this Agreement, the following terms shall have the meanings as indicated:

“Cause” means (i) the willful and continued failure by Participant substantially to perform Participant’s duties with the Company or any of its Subsidiaries (other than any such failure resulting from Participant’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Participant by the Company that specifically identifies the manner in which the Company believes that Participant has not substantially performed Participant’s duties, or (ii) the willful engaging by Participant in conduct demonstrably and materially injurious to the Company, or (iii) a conviction of, a plea of nolo contendere, a guilty plea, or confession by Participant to, an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude. For purposes of this definition, no act, or failure to act, on the part of Participant shall be considered “willful” unless done, or omitted to be done, by Participant without reasonable belief that Participant’s action or omission was in the best interests of the Company and was lawful. With respect to the above definition of “Cause”, no act or conduct by Participant will constitute “Cause” if Participant acted: (i) in accordance with the instructions or advice of counsel representing the Company, or (ii) as required by legal process.

“Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the effective date of any following events:

(i)          Acquisition of Stock by Third Party. Any Person is or becomes the Beneficial Owner (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any rules and regulations promulgated thereunder), directly or indirectly, of securities of the Company representing more than fifty-percent (50%) of the combined voting power of the Company’s then outstanding shares of capital stock;

(ii)         Change in Board. During any one-year period (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of Company (the “Board”), and any new director (other than a director designated by a person who has effected a transaction described in subparagraph (i) of this definition without the consent of the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a least a majority of the members of the Board;

(iii)        Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than a majority of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation which such shares give the holder(s) thereof the power to elect at least a majority of the board or other governing body of such surviving entity;

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(iv)        Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(v)         Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

“Disability” means that Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

“Person” means a person (as such term is used in Rule 13d-5 promulgated under the Exchange Act), or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder)).

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By your signature and the Company’s signature below, you and the Company agree that the Stock Option referenced above is granted under and governed by the terms and conditions of the this Award Agreement and the Plan (as may be amended) attached hereto, all of which are made a part of this agreement.

PLX PHARMA Inc.

By:
Date

Participant: [___________________]	Date

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2015 OMNIBUS INCENTIVE PLAN

[See attached]

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